Exhibit 99.2

FOR IMMEDIATE RELEASE

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION EXPECTS FIRST QUARTER 2004 REVENUES

OF $30 TO $32 MILLION WITH AN OPERATING LOSS

Novato, CA – April 6, 2004 – Hall, Kinion & Associates, Inc. (NASDAQ: HAKI) today commented on operating results for first quarter of 2004.

Brenda C. Rhodes, Chairman and Chief Executive Officer of Hall Kinion stated, “We are expecting first quarter revenues to be in the range of $30.0 to $32.0 million with an operating loss. Particularly, late in the quarter we have seen improvements in both Technology and OnStaff® and we believe the environment for both divisions is improving. We are excited to see the market starting to firm up and believe that this will help us build momentum as we join the Kforce family.”

About Hall, Kinion & Associates

Hall, Kinion & Associates, Inc., The Talent Source® for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors. Hall Kinion finds, evaluates and places industry-specific Technology and Corporate Professionals. Founded in 1991, Hall Kinion completed its initial public offering in 1997. Hall Kinion operates two divisions, both of which provide consultants and direct-hire talent: the Technology Professional Division places highly-skilled experts in positions ranging from software engineering to CTO into technology, financial services, healthcare, government and energy sectors; and the Corporate Professional Services Division (OnStaff) places specialists at all levels into real estate, financial services and healthcare sectors. For the most current corporate and financial information, visit Hall Kinion’s web site at www.hallkinion.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 28, 2003 and other filings made with the Securities & Exchange Commission (“SEC”).

This press release speaks only as of the date it was issued and readers are cautioned that changes in general economic, business or other conditions or in the business condition, financial results or operations of Hall Kinion may have occurred since such date. Hall Kinion undertakes no duty to update the information appearing in the press release. Also, subsequent press releases may have been issued, subsequent public conference calls may have been held or documents containing later or additional information may have been filed with the SEC or NASDAQ or otherwise become available or come into existence.